Exhibit 21, Form
                             10-K Kansas City Life
                                Insurance Company







                                  SUBSIDIARIES




           Kansas City Life Insurance Company's significant insurance subsidiaries are:

     1. Sunset Life Insurance Company of America, a corporation organized under the laws of the State of Washington and redomesticated to the State of Missouri.

     2. Old American Insurance Company, a corporation organized under the laws of the State of Missouri.

     The Company's non-insurance subsidiaries are not significant individually or in the aggregate.